UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A
Amendment No. 2

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 30, 2005

SI International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50080	52-2127278
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification Number)

12012 Sunset Hills Road
8th Floor
Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:     (703) 234-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.

                On January 6, 2006, SI International, Inc., a Delaware corporation (“SI International”), filed a Form 8-K relating to its December 30, 2005 appointment of P. Michael Becraft as Executive Vice President of the Mission Services Group of SI International.  The Form 8-K included disclosure of the general economic terms of Mr. Becraft’s employment.  The Form 8-K is being amended to reflect the execution on February 21, 2006 of an Executive Employment Agreement (the “Agreement”) by and between SI International and Mr. Becraft.

                The term of Mr. Becraft’s employment agreement continues through July 1, 2006 and automatically will be extended for additional one-year terms unless SI International or Mr. Becraft’s provides written notice that such party does not wish to extend the term of the Agreement.  In addition, in the event of a change of control of SI International, the term of Mr. Becraft’s employment agreement will continue for 12 months beyond the month in which such change of control occurred.

                In the event of Mr. Becraft’s termination of employment other than for cause, the Agreement provides that he will receive severance payments consisting of his base salary and benefits for a 12-month period and any performance-based bonus earned by him prior to his termination and a pro-rata portion of any performance-based bonus that would have been earned by him for the fiscal year in which he is terminated.  In addition, Mr. Becraft’s termination, other than for cause, within one year following a change of control will result in the full vesting of any of his unvested stock options and restricted stock.

                The Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement effective as of February 21, 2006 by and between SI International, Inc. and P. Michael Becraft.*

*  Included with this filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SI International, Inc.

	By:	/s/ THOMAS E. DUNN
Thomas E. Dunn
Executive Vice President,
Chief Financial Officer and Treasurer

Dated:	February 24, 2006

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Executive Employment Agreement effective as of February 21, 2006 by and between SI International, Inc. and P. Michael Becraft.*

*  Included with this filing.